                Exhibit 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Jennifer Frighetto, +1 847 605 5686

NIELSEN REPORTS FIRST QUARTER 2014 RESULTS

•	1Q’14 revenues increased 12.9% to $1,489 million, up 15.1% in constant currency
•	Adjusted EBITDA for the quarter grew 19.4% to $376 million, up 22.9% in constant currency
•	Income from continuing operations per share on a diluted basis for 1Q‘14 was $0.15, up 150.0% compared to $0.06 in 1Q’13
•	Adjusted Net Income per share on a diluted basis for 1Q‘14 was $0.43, up 38.7% compared to $0.31 in 1Q‘13

New York, USA – April 24, 2014 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, today announced financial results for the first quarter ended March 31, 2014.

“Nielsen delivered a solid first quarter,” said Mitch Barns, Chief Executive Officer of Nielsen. “Our underlying business performance, which was marked by broad-based revenue growth and strong profitability, was enhanced by the ongoing successful integration of Arbitron. Our clear focus on the key business priorities of our diverse global client base continues to produce steady and consistent results while delivering long-term value for our shareholders.”

First Quarter 2014 Operating Results

Revenues for the first quarter increased 12.9% to $1,489 million, or 15.1% on a constant currency basis compared to the first quarter of 2013. Revenues, excluding the impact of the Arbitron and Harris acquisitions, increased 2.8%, or 4.8% on a constant currency basis. The Buy segment grew 3.2%, or 5.9% on a constant currency basis, to $837 million.  Excluding Harris, revenues grew 3.9% on a constant currency basis, driven in large part by a 7.6% increase in developing market revenues. Information services revenue grew 4.0% on a constant currency basis, due to increased demand for retail measurement around the globe. Insights revenue grew 13.8% on a constant currency basis, or 3.8% excluding Harris, driven by strength in developed and developing markets.

Revenues within the Watch segment increased 28.3%, or 29.4% on a constant currency basis, to $652 million. Excluding the Arbitron acquisition, Watch revenues increased 5.3%, or 6.2% on a constant currency basis, driven by continued strength in audience measurement, including momentum in Digital, and Advertiser Solutions.

Adjusted EBITDA for the first quarter increased 19.4% to $376 million, or 22.9% on a constant currency basis compared to the first quarter of 2013. In addition to the accretive impact from acquisitions, the growth in Adjusted EBITDA reflects the ongoing benefits of our productivity initiatives, as well as the strength and scalability of our business model.

Income from continuing operations for the first quarter increased 150.0% to $55 million, or 243.8% on a constant currency basis, compared to the first quarter of 2013.  Income from continuing operations per share, on a diluted basis, was $0.15 compared to $0.06 in the first quarter of 2013.

Adjusted Net Income for the first quarter increased 42.2% to $165 million, or 48.6% on a constant currency basis, compared to the first quarter of 2013.  Adjusted Net Income per share on a diluted basis was $0.43 compared to $0.31 in the first quarter of 2013.

Financial Position

As of March 31, 2014, cash balances were $301 million and gross debt was $6,646 million. Net debt (gross debt less cash and cash equivalents) was $6,345 million and our net debt leverage ratio was 3.78x at the end of the first quarter.  Our proforma net debt leverage ratio, giving effect to Arbitron’s results for the full twelve month period ended March 31, 2014, was 3.61x at the end of the first quarter.  Capital expenditures were $77 million for the first quarter of 2014 as compared to $70 million for the first quarter of 2013.

Free cash flow for the first quarter of 2014 increased to $13 million from $(15) million in the first quarter of 2013 and cash flow from operations increased to $90 million in the first quarter of 2014 from $54 million in first quarter of 2013.  The increases were driven by stronger operating performance and favorable interest payments.

In March 2014, a secondary public offering of 30.0 million shares of our common stock was completed on behalf of certain selling stockholders, primarily comprised of the Sponsor group.  All proceeds went to the selling stockholders and the offering did not have a significant impact on our operating results or financial position.  Subsequent to this offering, the sponsors hold approximately 25% of our common stock.

Nielsen remains focused on strengthening its balance sheet by opportunistically taking advantage of the credit and capital markets. Since the beginning of 2014, the company refinanced portions of its capital structure at attractive rates, extending the weighted average life to maturity and enhancing financial flexibility.

Conference Call and Webcast

Nielsen will hold a conference call to discuss first quarter 2014 results at 8:30 a.m. U.S. Eastern Time (ET) on April 24, 2014.  The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “28690878.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com~~.~~

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information.  Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors, our Twitter account at http://twitter.com/NielsenIR and our iPad App, NielsenIR, available on the App Store.

Results of Operations—(Three Months Ended March 31, 2014 and 2013)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2014	2013
Revenues	$1,489	$1,319

Cost of revenues	642	579
Selling, general and administrative expenses	489	442
Depreciation and amortization	141	121
Restructuring charges	24	35

Operating income	193	142

Interest income	1	1
Interest expense	(77)	(78)
Foreign currency exchange transaction losses, net	(27)	(12)
Other expense, net	(3)	(12)

Income from continuing operations before income taxes and equity in net income/(loss) of affiliates	87	41
Provision for income taxes	(33)	(18)
Equity in net income/(loss) of affiliates	1	(1)

Income from continuing operations	55	22
Income from discontinued operations, net of tax	—	12

Net income	55	34
Net loss attributable to noncontrolling interests	(3)	(1)

Net income attributable to Nielsen stockholders	$58	$35

Net income per share of common stock, basic
Income from continuing operations	$0.15	$0.06
Income from discontinued operations	$—	$0.03
Net income attributable to Nielsen stockholders	$0.15	$0.09
Net income per share of common stock, diluted
Income from continuing operations	$0.15	$0.06
Income from discontinued operations	$—	$0.03
Net income attributable to Nielsen stockholders	$0.15	$0.09

Weighted-average shares of common stock outstanding, basic (a)	379,012,826	370,583,217
Dilutive shares of common stock	5,726,773	4,973,804
Weighted-average shares of common stock outstanding, diluted	384,739,599	375,557,021

(a)

On February 1, 2013, the mandatory convertible subordinated bonds were converted into 10,416,700 shares of Nielsen’s common stock at a conversion rate of 1.8116 shares per $50.00 principal amount of the bonds.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatorily convertible subordinated bonds converted on February 1, 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes the weighted-average amount of shares of common stock convertible associated with the mandatorily convertible bonds based upon the average price of our common stock during the periods beginning on or before February 1, 2013.  Such shares are considered anti-dilutive in accordance with GAAP for the periods presented.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2014	2013
Net income	$55	$34
Income from discontinued operations, net of tax	—	(12)
Interest expense, net	76	77
Provision for income taxes	33	18
Depreciation and amortization	141	121

EBITDA	305	238
Equity in net (income)/loss of affiliates	(1)	1
Other non-operating expense, net	30	24
Restructuring charges	24	35
Stock-based compensation expense	12	10
Other items(a)	6	7

Adjusted EBITDA	376	315
Interest expense, net	(76)	(77)
Depreciation and amortization	(141)	(121)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	50	36
Cash paid for income taxes	(32)	(29)
Stock-based compensation expense	(12)	(10)
Interest expense attributable to mandatorily convertible bonds	—	2

Adjusted net income	$165	$116

Adjusted net income per share of common stock, diluted	$0.43	$0.31

Weighted-average shares of common stock outstanding, basic	379,012,826	370,583,217
Dilutive shares of common stock from stock compensation plans	5,726,773	4,973,804
Shares of common stock convertible associated with the mandatory convertible bonds	—	3,587,974

Weighted-average shares of common stock outstanding, diluted	384,739,599	379,144,995

(a)

For the three months ended March 31, 2014, other items primarily consist of transaction related costs. For the three months ended March 31, 2013, other items primarily consist of the write down of uninsured deposits in Cyprus and transaction related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, normalized for non-recurring Arbitron transaction costs, less capital expenditures. We believe providing free cash flow information provides valuable supplemental information regarding the cash flow that may be available for discretionary use by us. Free cash flow is not a presentation made in accordance with GAAP.  The following table presents a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS)	2014	2013
Net cash provided by operating activities	$90	$54
Plus: One-time Arbitron costs	-	1
Less: Capital expenditures	(77)	(70)
Free cash flow	$13	$(15)

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of March 31, 2014 is as follows:

(IN MILLIONS)
Gross debt as of March 31, 2014	$6,646
Less: cash and cash equivalents as of March 31, 2014	$301

Net debt as of March 31, 2014	$6,345

Adjusted EBITDA for the year ended December 31, 2013	$1,617
Less: Adjusted EBITDA for the three months ended March 31, 2013	$315
Add: Adjusted EBITDA for the three ended March 31, 2014	$376
Adjusted EBITDA for the twelve months ended March 31, 2014	$1,678
Net debt leverage ratio as of March 31, 2014	3.78x
Proforma net debt leverage ratio as of March 31, 2014(1)……………….	3.61x

(1)

Proforma net debt leverage ratio includes Arbitron Adjusted EBITDA of $80 million for the six month period of April 1, 2013 to September 30, 2013, the date on which the Arbitron acquisition was completed.